Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $6.6 million, or $1.19 Per Diluted Share, in Fourth Quarter 2023, and $25.4 Million, or $4.49 Per Diluted Share, for the Year Ended December 31, 2023

ANCHORAGE, Alaska - January 25, 2024 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported net income of $6.6 million, or $1.19 per diluted share, in the fourth quarter of 2023, compared to $8.4 million, or $1.48 per diluted share, in the third quarter of 2023, and $8.6 million, or $1.48 per diluted share, in the fourth quarter a year ago. The decrease in the fourth quarter of 2023 compared to the third quarter of 2023 is primarily due to lower net income in the Home Mortgage Lending segment resulting from a decline in mortgage originations and a decline in the fair value of mortgage servicing rights. The decrease in the fourth quarter of 2023 profitability as compared to the same quarter of the prior year was largely driven by an increase in interest expense that was only partially offset by higher interest income, as well as increased salaries and other personnel expense.

Net income for the full year of 2023 decreased 17% to $25.4 million, or $4.49 per diluted share, compared to $30.7 million, or $5.27 per diluted share, for the full year of 2022. Loan and deposit growth supported 2023 earnings in the Community Banking segment but were offset by increased other operating expenses, primarily in salaries and other personnel expense as the Company continues to expand its branch network into new markets, and a higher provision for credit losses in 2023 due to higher loan growth compared to 2022. A decline in mortgage originations and a decline in the fair value of mortgage servicing rights resulted in a $2.5 million loss in the Home Mortgage Lending segment in 2023 compared to an $897,000 loss in 2022.

Dividends per share in the fourth quarter of 2023 remained consistent with the third quarter of 2023 at $0.60 per share and increased 20% from $0.50 per share in the fourth quarter of 2022.

“We are pleased with our 2023 results,” said Joe Schierhorn, President and Chief Executive Officer Northrim BanCorp, Inc. “We have continued to gain market share as we expand our branch network, upgrade our treasury management capabilities, and attract talented new individuals to the Northrim team. Market share gains have fueled solid loan and deposit growth and allowed us to maintain enhanced liquidity to ensure our stability in a range of economic scenarios.”

Fourth Quarter 2023 Highlights:

•Net interest income in the fourth quarter of 2023 increased 1% to $26.7 million compared to $26.4 million in the third quarter of 2023 and decreased 2% compared to $27.3 million in the fourth quarter of 2022.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 4.12% for the fourth quarter of 2023, a 9-basis point decrease from the third quarter of 2023 and a 24-basis point decrease compared to the fourth quarter of 2022.
•The weighted average interest rate for new loans booked in the fourth quarter of 2023 was 8.03% compared to 7.39% in the third quarter of 2023 and 6.26% in the fourth quarter a year ago.

Northrim BanCorp Earns $6.6 Million, or $1.19 per Diluted Share in 4Q23
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•Return on average assets (“ROAA”) was 0.93% and return on average equity ("ROAE") was 11.36% for the fourth quarter of 2023.
•Portfolio loans were $1.79 billion at December 31, 2023, up 4% from the preceding quarter and up 19% from a year ago, primarily due to new customer relationships, expanding market share and retaining certain mortgages originated by Residential Mortgage, a subsidiary of Northrim Bank (the“Bank”), in the loan portfolio.
•Total deposits were $2.49 billion at December 31, 2023, up 2% from the preceding quarter, and up 4% from $2.39 billion a year ago. Noninterest bearing demand deposits represented 31% of total deposits at both December 31, 2023 and September 30, 2023, down from 34% at December 31, 2022. Average interest-bearing deposits were $1.72 billion for the fourth quarter of 2023, up 6% from the preceding quarter, and up 9% from the fourth quarter a year ago.
•The average cost of interest-bearing deposits was 2.00% in the fourth quarter of 2023, up from 1.75% in the third quarter of 2023 and 0.56% in the fourth quarter a year ago.
•The net unrealized loss, net of tax on the available for sale investment portfolio reflected in accumulated other comprehensive income was $17.4 million at December 31, 2023, down from $26.5 million in the preceding quarter.

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Total assets	$2,807,497	$2,790,189	$2,638,207	$2,580,037	$2,674,318
Total portfolio loans	$1,789,497	$1,720,091	$1,659,239	$1,535,187	$1,501,785
Total deposits	$2,485,055	$2,427,930	$2,302,311	$2,296,273	$2,387,211
Total shareholders' equity	$234,718	$225,259	$221,336	$224,425	$218,629
Net income	$6,613	$8,374	$5,577	$4,830	$8,595
Diluted earnings per share	$1.19	$1.48	$0.98	$0.84	$1.48
Return on average assets	0.93%	1.22%	0.85%	0.76%	1.26%
Return on average shareholders' equity	11.36%	14.67%	9.85%	8.73%	15.71%
NIM	4.06%	4.15%	4.14%	4.22%	4.31%
NIMTE*	4.12%	4.21%	4.21%	4.30%	4.36%
Efficiency ratio	72.21%	66.64%	74.03%	78.51%	65.23%
Total shareholders' equity/total assets	8.36%	8.07%	8.39%	8.70%	8.18%
Tangible common equity/tangible assets*	7.84%	7.54%	7.83%	8.13%	7.62%
Book value per share	$42.57	$40.60	$39.45	$39.56	$38.35
Tangible book value per share*	$39.68	$37.72	$36.60	$36.74	$35.55
Dividends per share	$0.60	$0.60	$0.60	$0.60	$0.50
Common shares outstanding	5,513,459	5,548,436	5,610,841	5,672,841	5,700,728

* References to NIMTE, tangible book value per share, tangible common equity to tangible common assets, and tangible common equity to tangible assets, excluding the unrealized losses on the available for sale securities portfolio, (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 12.)

The Alaska Department of Labor ("DOL") has reported Alaska’s seasonally adjusted unemployment rate in November of 2023 was 4.4% compared to the U.S. rate of 3.7%. The total number of payroll jobs in Alaska, not including uniformed military, increased 1.6% or 5,000 jobs between November of 2022 and November of 2023.

Northrim BanCorp Earns $6.6 Million, or $1.19 per Diluted Share in 4Q23
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According to the DOL, Health Care had the largest growth in new jobs in Alaska through November compared to the prior year. The sector added 1,300 positions for a year over year growth rate of 3.3%. The Oil & Gas sector had the largest percentage growth rate at 5.6% or 400 new jobs. Leisure and Hospitality added 800 jobs for a 2.6% growth rate. Professional & Business Services and Trade, Transportation & Utilities both added 700 jobs year over year through November of 2023. The Government sector grew by 500 jobs for 0.6% growth due to more federal positions in Alaska, which offset declines in Alaska state government jobs.

Alaska’s Gross State Product (“GSP”) in the third quarter of 2023, was estimated to be $67.7 billion in current dollars, according to the Federal Bureau of Economic Analysis ("BEA"). Alaska’s inflation adjusted “real” GSP grew 3.6% at annualized rates in the third quarter of 2023, compared to the average U.S. rate of 4.9%. Alaska’s real GSP improvement in the third quarter of 2023 was aided by gains in the Transportation & Warehousing and Construction sectors.

The BEA also calculated Alaska’s seasonally adjusted personal income at $52.3 billion in the third quarter of 2023. This was an annualized improvement of 2.2% for Alaska over the second quarter of 2023, compared to the national average of 3.5%.

The monthly average price of Alaska North Slope (“ANS”) crude oil was in a range between $75.64 and $95.05 in 2023. The Alaska Department of Revenue (“DOR”) calculated ANS crude oil production was 479 thousand barrels per day (“bpd”) in Alaska’s fiscal year ending June 30, 2023. The DOR has forecast production to decline slightly to 470 thousand bpd in Alaska’s fiscal year 2024. That number is projected to grow by the DOR to 663 thousand bpd by fiscal year 2033. This is primarily a result of new production coming on line in and around the NPR-A region west of Prudhoe Bay.

According to the Alaska Multiple Listing Services, the average sales price of a single family home in Anchorage rose 5.4% in 2023 to $481,181, following a 7.6% increase in 2022. This was the sixth consecutive year of price increases.

Average sales prices for single family homes in the Matanuska Susitna Borough rose 4% in 2023 to $397,858, after increasing 9.9% in 2022. This continues a trend of average price increases for more than a decade in the region. These two markets represent where the vast majority of the Bank’s residential lending activity occurs.

However, the Alaska Multiple Listing Services reported a large decrease in the number of units sold in both communities. There were 2,162 housing units sold in Anchorage in 2023, down 24.1% compared to 2,849 in 2022. In the Matanuska Susitna Borough there were 1,632 homes sold in 2023, compared to 2,103 in 2022, a decrease of 22.4%.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

In the fourth quarter of 2023, Northrim generated a ROAA of 0.93% and a ROAE of 11.36%, compared to 1.22% and 14.67%, respectively, in the third quarter of 2023 and 1.26% and 15.71%, respectively, in the fourth quarter a year ago. For the year 2023, Northrim generated a ROAA of 0.94% and a ROAE of 11.17%, compared to 1.16% and 13.68% for 2022.

Northrim BanCorp Earns $6.6 Million, or $1.19 per Diluted Share in 4Q23
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Net Interest Income/Net Interest Margin

Net interest income increased 1% to $26.7 million in the fourth quarter of 2023 compared to $26.4 million in the third quarter of 2023 and decreased 2% compared to $27.3 million in the fourth quarter of 2022. Interest expense on deposits increased to $8.7 million in the fourth quarter compared to $7.1 million in the third quarter of 2023 and $2.2 million in the fourth quarter of 2022.

NIMTE* was 4.12% in the fourth quarter of 2023 compared to 4.21% in the preceding quarter and 4.36% in the fourth quarter a year ago. NIMTE* decreased 9 basis points in the fourth quarter of 2023 compared to the prior quarter and 24 basis points compared to the fourth quarter of 2022 primarily due to higher costs on interest bearing demand deposits that was only partially offset by higher earning asset balances and higher loan yields. The weighted average interest rate for new loans booked in the fourth quarter of 2023 was 8.03% compared to 7.39% in the third quarter of 2023 and 6.26% in the fourth quarter a year ago. Long-term investments were purchased in the fourth quarter of 2023 with a weighted average yield of 5.33%. The yield on the investment portfolio increased to 2.48% for the quarter as a result of repricing of the variable rate investments which represent 10% of the investment portfolio. “We expect our net interest margin to continue to remain relatively stable as estimated increases in earning-asset yields from the repricing of earning assets will likely be offset by increases in deposit costs,” said Jed Ballard, Chief Financial Officer. Northrim’s NIMTE* continues to remain above the peer average posted by the S&P U.S. Small Cap Bank Index with total market capitalization between $250 million and $1 billion as of September 30, 2023.1

Provision for Credit Losses

Northrim recorded a provision for credit losses of $885,000 in the fourth quarter of 2023, which includes a $9,000 provision for credit losses on unfunded commitments and a provision for credit losses on loans of $876,000. This compares to a provision for credit losses of $1.2 million in the third quarter of 2023, and a provision for credit losses of $1.9 million in the fourth quarter a year ago. The $885,000 provision for credit losses in the fourth quarter of 2023 is largely attributable to increases in loan and unfunded commitment balances.

Nonperforming loans, net of government guarantees, decreased during the quarter to $5.0 million at December 31, 2023, compared to $5.1 million at September 30, 2023, and $6.4 million at December 31, 2022.

The allowance for credit losses was 345% of nonperforming loans, net of government guarantees, at the end of the fourth quarter of 2023, compared to 326% three months earlier and 215% a year ago.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $6.5 million, or 20% of total fourth quarter 2023 revenues, as compared to $8.0 million, or 23% of revenues in the third quarter of 2023, and $6.8 million, or 20% of revenues in the fourth quarter of 2022. The decrease in other operating income in the fourth quarter of 2023 as compared to the preceding quarter and the fourth quarter of 2022 is primarily the result of decreased mortgage banking income due to lower volume of mortgage activity and a change in the value of mortgage servicing rights, that was only partially offset by higher purchased receivable income and unrealized gains on marketable equity securities.

1As of September 30, 2023, the S&P U.S. Small Cap Bank Index tracked 253 banks with total common market capitalization between $250 million to $1B for the following ratios: NIMTE* of 3.23%.

Northrim BanCorp Earns $6.6 Million, or $1.19 per Diluted Share in 4Q23
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Other Operating Expenses

Operating expenses were $24.0 million in the fourth quarter of 2023, compared to $22.9 million in the third quarter of 2023, and $22.2 million in the fourth quarter of 2022. The increase in other operating expenses in the fourth quarter of 2023 compared to the third quarter of 2023 is primarily due to an increase in OREO expense due to a gain on sale recorded in the third quarter of 2023 for subsequent proceeds received related to a government guarantee on an OREO property sold in December 2022. The increase in other operating expenses in the fourth quarter of 2023 as compared to the fourth quarter a year ago is primarily due to increased salaries and other personnel expense.

Income Tax Provision

In the fourth quarter of 2023, Northrim recorded $1.7 million in state and federal income tax expense for an effective tax rate of 20.7%, compared to $1.9 million, or 18.4% in the third quarter of 2023 and $1.4 million, or 13.6% in the fourth quarter a year ago. The increase in the tax rate in the fourth quarter of 2023 as compared to the third quarter of 2023 and the fourth quarter a year ago is primarily the result of decreased tax benefits related to the Company's investment in low income housing tax credits.

Community Banking

In the most recent deposit market share data from the FDIC, Northrim’s deposit market share in Alaska increased to 15.04% of Alaska's total deposits as of June 30, 2023 compared to 13.95% of Alaska's total deposits as of June 30, 2022. This represents 7.8% growth in market share percentage for Northrim during that period while, according to the FDIC, the total deposits in Alaska were down 8.5% during the same period. Northrim opened a branch in Kodiak in the first quarter of 2023, a loan production office in Homer in the second quarter of 2023, and a permanent branch in Nome in the third quarter of 2023. Northrim also plans to open a branch in Homer later this year. See below for further discussion regarding the Company's deposit movement for the quarter.

Net interest income in the Community Banking segment totaled $24.5 million in the fourth quarter of 2023, compared to $24.1 million in the third quarter of 2023 and $26.7 million in the fourth quarter of 2022. Net interest income increased in the fourth quarter of 2023 as compared to the third quarter of 2023 mostly due to increased interest income on loans that was only partially offset by higher interest expense on deposits. Net interest income decreased in the fourth quarter of 2023 as compared to the fourth quarter of 2022 primarily due to higher interest expense on deposits, which was only partially offset by increased interest income on loans and investments. Other operating expense increased in the fourth quarter of 2023 as compared to the third quarter of 2023 primarily due to an increase in OREO expense. The third quarter of 2023 reflected a decrease in OREO expense discussed above.

The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Net interest income	$24,456	$24,050	$22,700	$24,752	$26,741
Provision for credit losses	885	1,190	1,407	360	1,886
Other operating income	4,048	3,597	3,067	2,900	3,819
Other operating expense	18,516	16,946	17,805	17,417	16,678
Income before provision for income taxes	9,103	9,511	6,555	9,875	11,996
Provision for income taxes	1,941	1,709	1,192	2,315	1,884
Net income Community Banking segment	$7,162	$7,802	$5,363	$7,560	$10,112
Weighted average shares outstanding, diluted	5,578,491	5,624,906	5,677,292	5,757,458	5,769,415
Diluted earnings per share	$1.29	$1.39	$0.94	$1.31	$1.74

Northrim BanCorp Earns $6.6 Million, or $1.19 per Diluted Share in 4Q23
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	Year Ended
(Dollars in thousands, except per share data)	December 31, 2023	December 31, 2022
Net interest income	$95,958	$92,921
Provision for credit losses	3,842	1,846
Other operating income	13,612	12,505
Other operating expense	70,684	63,901
Income before provision for income taxes	35,044	39,679
Provision for income taxes	7,157	8,041
Net income Community Banking segment	$27,887	$31,638
Weighted average shares outstanding, diluted	5,661,460	5,829,412
Diluted earnings per share	$4.93	$5.42

Home Mortgage Lending

During the fourth quarter of 2023, mortgage loans funded for sale decreased to $79.7 million, of which 96% was for home purchases, compared to $131.9 million and 95% of loans funded for home purchases in the third quarter of 2023, and decreased as compared to $82.1 million, of which 89% was for home purchases in the fourth quarter of 2022.

The Company has developed mortgage products including adjustable rate mortgages, a second home product, and extended locks, which are intended to appeal to customers given the current interest rate environment. During the fourth quarter of 2023, our home mortgage lending subsidiary, Residential Mortgage originated $27.1 million in home mortgages, of which roughly half were adjustable rate mortgages and half were mortgages for second homes, that the Bank purchased and booked as consumer loans at a weighted average interest rate of 7.05%, up from $21.6 million and 6.60% in the third quarter of 2023, $55.6 million and 5.70% in the second quarter of 2023, $42.0 million and 5.11% in the first quarter of 2023, and $34.6 million and 5.52% in the fourth quarter of 2022. Total mortgage production for the fourth quarter of 2023 was down 30% compared to the third quarter of 2023 and down 8% compared to the fourth quarter a year ago. Given the seasonality of the mortgage operations, the Company usually sees lower production in the fourth and first quarters and an increase in production in the second quarter. Additionally, management anticipates that the volume of mortgages that the Bank will purchase from Residential Mortgage will continue to decrease, as they look to sell a larger percentage of production on the secondary market going forward. Mr. Ballard noted that “purchases of mortgages by Northrim Bank was a long-term, strategic decision to deploy excess liquidity, reduce asset sensitivity, and provide products to loan originators to market for increased production in this rising interest rate environment.” Mr. Ballard added, “we are at our target for these mortgages of approximately 10% of our loan portfolio.”

The expansion efforts of mortgage production in the Arizona, Colorado, and Pacific Northwest markets in late 2022 contributed to 11% of Residential Mortgage's $107 million total production in the fourth quarter of 2023, 8% of $153 million in total production in the third quarter of 2023, 15% of $169 million in total production in the second quarter of 2023, and 19% of $93 million in total production in the first quarter of 2023. The expansion efforts into new markets contributed to 13% of Residential Mortgage's $522 million total production in 2023.

The net change in fair value of mortgage servicing rights decreased mortgage banking income by $1.0 million during the fourth quarter of 2023 compared to a decrease of $310,000 for the third quarter of 2023 and a decrease of $318,000 for the fourth quarter of 2022. Mortgage servicing revenue decreased to $2.2 million in the fourth quarter of 2023 from $2.4 million in the prior quarter and increased from $2.1 million in the fourth quarter of 2022 due to changes in production of loans sold with servicing retained. In the fourth quarter of 2023, the Company's servicing portfolio increased $78.6 million in new mortgage loans, net of amortization and payoffs as compared to an increase of $77.7 million in the third quarter of 2023 and $58.6 million in the fourth quarter of 2022.

Northrim BanCorp Earns $6.6 Million, or $1.19 per Diluted Share in 4Q23
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As of December 31, 2023, Northrim serviced 3,863 loans in its $1.04 billion home-mortgage-servicing portfolio, a 6% increase compared to the $982.1 million serviced as of the end of the third quarter of 2023, and a 16% increase from the $898.8 million serviced a year ago. Delinquencies in the loan servicing portfolio totaled 3.0% at December 31, 2023, compared to 2.0% at December 31, 2022.

The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Mortgage loan commitments	$22,926	$50,128	$71,123	$41,050	$29,065

Mortgage loans funded for sale	$79,742	$131,863	$113,824	$50,725	$82,149
Mortgage loans funded for investment	27,114	21,585	55,595	41,964	34,622
Total mortgage loans funded	$106,856	$153,448	$169,419	$92,689	$116,771
Mortgage loan refinances to total fundings	4%	5%	3%	5%	11%
Mortgage loans serviced for others	$1,044,516	$982,098	$921,616	$911,065	$898,840

Net realized gains on mortgage loans sold	$1,462	$2,491	$2,570	$1,305	$1,567
Change in fair value of mortgage loan commitments, net	(296)	(289)	358	125	(446)
Total production revenue	1,166	2,202	2,928	1,430	1,121
Mortgage servicing revenue	2,180	2,396	1,424	1,368	2,120
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(707)	—	(3)	(212)	93
Other[2]	(301)	(310)	(571)	(583)	(411)
Total mortgage servicing revenue, net	1,172	2,086	850	573	1,802
Other mortgage banking revenue	99	117	135	5	33
Total mortgage banking income	$2,437	$4,405	$3,913	$2,008	$2,956

Net interest income	$2,276	$2,300	$2,442	$280	$546
Mortgage banking income	2,437	4,405	3,913	2,008	2,956
Other operating expense	5,477	5,951	5,977	6,092	5,548
Income before provision for income taxes	(764)	754	378	(3,804)	(2,046)
Provision for income taxes	(215)	182	164	(1,074)	(529)
Net (loss) income Home Mortgage Lending segment	($549)	$572	$214	($2,730)	($1,517)

Weighted average shares outstanding, diluted	5,578,491	5,624,906	5,805,870	5,757,458	5,769,415
Diluted (loss) earnings per share	($0.10)	$0.09	$0.04	($0.47)	($0.26)
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Northrim BanCorp Earns $6.6 Million, or $1.19 per Diluted Share in 4Q23
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	Year Ended
(Dollars in thousands, except per share data)	December 31, 2023	December 31, 2022
Mortgage loans funded for sale	$376,154	$550,911
Mortgage loans funded for investment	146,258	34,622
Total mortgage loans funded	$522,412	$585,533
Mortgage loan refinances to total fundings	4%	12%

Net realized gains on mortgage loans sold	$7,828	$13,873
Change in fair value of mortgage loan commitments, net	(102)	(1,035)
Total production revenue	7,726	12,838
Mortgage servicing revenue	7,368	7,944
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(922)	1,615
Other[2]	(1,765)	(1,327)
Total mortgage servicing revenue, net	4,681	8,232
Other mortgage banking revenue	356	502
Total mortgage banking income	$12,763	$21,572

Net interest income	$7,298	$2,193
Mortgage banking income	12,763	21,572
Other operating expense	23,497	24,950
Income before provision for income taxes	(3,436)	(1,185)
Provision for income taxes	(943)	(288)
Net (loss) income Home Mortgage Lending segment	($2,493)	($897)

Weighted average shares outstanding, diluted	5,661,460	5,829,412
Diluted (loss) earnings per share	($0.44)	($0.15)
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets were $2.81 billion at December 31, 2023, up 1% from the preceding quarter and up 5% from a year ago. Northrim’s loan-to-deposit ratio was 72% at December 31, 2023, up from 71% at September 30, 2023, and 63% at December 31, 2022.

At December 31, 2023, our liquid assets and investments and loans maturing within one year were $575.6 million and our funds available for borrowing under our existing lines of credit were $742.9 million. Given these sources of liquidity and our expectations for customer demands for cash and for our operating cash needs, we believe our sources of liquidity to be sufficient for the foreseeable future.

Average interest-earning assets were $2.61 billion in the fourth quarter of 2023, up 4% from $2.52 billion in the third quarter of 2023 and up 4% from $2.51 billion in the fourth quarter a year ago. The average yield on interest-earning assets was 5.51% in the fourth quarter of 2023, up from 5.48% in the preceding quarter and 4.74% in the fourth quarter a year ago.

Average investment securities decreased to $690.7 million in the fourth quarter of 2023, compared to $715.8 million in the third quarter of 2022 and $712.8 million in the fourth quarter a year ago. The average net tax equivalent yield on the securities portfolio was 2.48% for the fourth quarter of 2023, up from 2.43% in the preceding quarter and up from 2.30% in the year ago quarter. The average estimated duration of the investment portfolio at December 31,

Northrim BanCorp Earns $6.6 Million, or $1.19 per Diluted Share in 4Q23
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2023, was approximately 2.8 years down from approximately 3.3 years a year ago. As of December 31, 2023, $63.1 million of available for sale securities are scheduled to mature in the next six months, $99.7 million are scheduled to mature in six months to one year, and $141.3 million are scheduled to mature in the following year, representing a total of $304.1 million or 12% of earning assets that are scheduled to mature in the next 24 months.

Total unrealized losses, net of tax, on available for sale securities decreased by $9.1 million in the fourth quarter of 2023 as compared to the prior quarter, and decreased by $12.7 million compared to the fourth quarter of 2022, resulting in a total unrealized loss of $17.4 million at December 31, 2023 compared to $26.5 million at September 30, 2023 and $30.1 million a year ago. The average maturity of the available for sale securities with the majority of the unrealized loss is 1.9 years. Total unrealized losses on held to maturity securities were $3.3 million at December 31, 2023, compared to $4.5 million at September 30, 2023, and $4.1 million a year ago.

Average interest bearing deposits in other banks increased to $126.2 million in the fourth quarter from $42.3 million in the third quarter of 2023 due to higher deposit balances and maturing portfolio investments. Average interest bearing deposits in other banks decreased in the fourth quarter of this year compared to $294.3 million in the fourth quarter of 2022 as cash was used to fund the growing loan portfolio.

Portfolio loans were $1.79 billion at December 31, 2023, up 4% from the preceding quarter and up 19% from a year ago. Portfolio loans, excluding consumer mortgage loans, increased by 3% or $43.0 million to $1.60 billion from the preceding quarter and were up 11% from a year ago. Average portfolio loans in the third quarter of 2023 were $1.75 billion, which was up 3% from the preceding quarter and up 19% from a year ago. Yields on average portfolio loans in the fourth quarter of 2023 decreased slightly to 6.55% from 6.61% in the third quarter of 2023 due to some one time adjustments in both periods and increased from 5.98% in the fourth quarter of 2022. Without certain one-time items, including fees from loan prepayments, yields on average portfolio loans would have been 6.60% in the fourth quarter of 2023 and 6.46% in the third quarter of 2023. The yield on new portfolio loans, excluding consumer mortgage loans, was 8.79% in the fourth quarter of 2023 as compared to 7.98% in the third quarter of 2023 and 6.42% in the fourth quarter of 2022. 31% of loans mature or reprice in the next three months, 15% of loans mature or reprice in three to twelve months, and 16% of loans mature or reprice in one to two years.

Alaskans continue to account for substantially all of Northrim’s deposit base. Total deposits were $2.49 billion at December 31, 2023, up 2% from $2.43 billion at September 30, 2023, and up 4% from $2.39 billion a year ago. At December 31, 2023, 71% of total deposits were held in business accounts and 29% of deposit balances were held in consumer accounts. Northrim had approximately 33,000 deposit customers with an average balance of $75,000 as of December 31, 2023. Northrim had 19 customers with balances over $10 million as of December 31, 2023, which accounted for $453.0 million, or 18%, of total deposits. Of these $453.0 million of deposits, approximately 36% are insured using ICS or CDARS and an additional 20% are long-term customers with whom Northrim has significant lending relationships. ICS and CDARS deposits are divided into amounts under the FDIC insurance maximum and allocated among member banks, making the large deposit eligible for FDIC insurance. Demand deposits decreased by 2% from the prior quarter and decreased 6% year-over-year to $749.7 million at December 31, 2023. Demand deposits remained consistent at 31% of total deposits at December 31, 2023 and September 30, 2023 and decreased from 34% of total deposits at December 31, 2022. Average interest-bearing deposits were up 6% to $1.72 billion with an average cost of 2.00% in the fourth quarter of 2023, compared to $1.62 billion and an average cost of 1.75% in the third quarter of 2023, and up 9% compared to $1.58 billion and an average cost of 0.56% in the fourth quarter of 2022. Uninsured deposits totaled $1.02 billion or 41% of total deposits as of December 31, 2023 compared to $1.1 billion or 46% of total deposits as of December 31, 2022. As interest rates continued to increase in 2023, Northrim has taken a proactive, targeted approach to increase deposit rates.

Shareholders’ equity was $234.7 million, or $42.57 book value per share, at December 31, 2023, compared to $225.3 million, or $40.60 book value per share, at September 30, 2023 and $218.6 million, or $38.35 book value per share, a year ago. Tangible book value per share* was $39.68 at December 31, 2023, compared to $37.72 at September 30, 2023, and $35.55 per share a year ago. The increase in shareholders’ equity in the fourth quarter of 2023 as compared to the third quarter of 2023 was largely the result of earnings of $6.6 million and an increase in the fair value of the available for sale securities portfolio, which increased $9.1 million, net of tax, which were only

Northrim BanCorp Earns $6.6 Million, or $1.19 per Diluted Share in 4Q23
January 25, 2024
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partially offset by dividends paid of $3.3 million and repurchases of common stock of $2.5 million. The Company purchased 55,786 shares of common stock in the fourth quarter of 2023 at an average cost of $43.34 per share and has 76,327 shares remaining under the current share repurchase program as of December 31, 2023. Tangible common equity to tangible assets* was 7.84% as of December 31, 2023. Tangible common equity to tangible common assets, excluding the impact of the fair value of the available for sale securities portfolio*, was 8.41% as of December 31, 2023, compared to 8.42% as of September 30, 2023 and 8.67% as of December 31, 2022. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 11.43% at December 31, 2023, compared to 11.67% at September 30, 2023, and 12.81% at December 31, 2022.

Asset Quality

Northrim believes it has a consistent lending approach throughout the economic cycles, which emphasizes appropriate loan-to-value ratios, adequate debt coverage ratios, and competent management.

Nonperforming assets (“NPAs”) net of government guarantees were $5.8 million at December 31, 2023, up from $5.2 million at September 30, 2023 and down from $6.4 million a year ago. Of the NPAs at December 31, 2023, $3.5 million, or 61% are nonaccrual loans related to three commercial relationships.

Net adversely classified loans were $7.1 million at December 31, 2023, as compared to $7.3 million at September 30, 2023, and $7.6 million a year ago. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. Net loan charge-offs were $96,000 in the fourth quarter of 2023, compared to net loan recoveries of $96,000 in the third quarter of 2023, and net loan recoveries of $87,000 in the fourth quarter of 2022.

The Company adopted Accounting Standards Update 2022-02, Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures ("ASU 2022-02") on January 1, 2023. The amendments in ASU 2022-02 eliminate the accounting guidance for troubled debt restructurings by creditors while enhancing disclosure requirements for certain loan modifications by creditors when a borrower is experiencing financial difficulty. Northrim had eight loan modifications to borrowers experiencing financial difficulty totaling $4.0 million, net of government guarantees in the fourth quarter of 2023.

Northrim had $123.3 million, or 7% of total portfolio loans, in the Healthcare sector; $100.4 million, or 6% of portfolio loans, in the Tourism sector; $84.2 million, or 5% in the Accommodations sector; $75.0 million, or 4% in the Fishing sector; $72.8 million, or 4% in Retail loans; $63.4 million, or 4% of portfolio loans, in the Aviation (non-tourism) sector; and $52.2 million, or 3% in the Restaurants and Breweries sector as of December 31, 2023.

Northrim estimates that $96.1 million, or approximately 5% of portfolio loans, had direct exposure to the oil and gas industry in Alaska, as of December 31, 2023, and $2.0 million of these loans are adversely classified. As of December 31, 2023, Northrim has an additional $38.6 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

Northrim BanCorp Earns $6.6 Million, or $1.19 per Diluted Share in 4Q23
January 25, 2024
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About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 19 branches in Anchorage, the Matanuska Valley, Soldotna, Juneau, Fairbanks, Ketchikan, Sitka, Kodiak, and Nome, and a loan production office in Homer, serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. Northrim Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

Northrim BanCorp Earns $6.6 Million, or $1.19 per Diluted Share in 4Q23
January 25, 2024
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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include: potential further increases in interest rates; the value of securities held in our investment portfolio; the impact of the results of government initiatives on the regulatory landscape, natural resource extraction industries, and capital markets; the impact of declines in the value of commercial and residential real estate markets, high unemployment rates, inflationary pressures and slowdowns in economic growth; changes in banking regulation or actions by bank regulators, including, the continued availability of the Federal Reserve Bank's Bank Term Funding Program; inflation, supply-chain constraints, and potential geopolitical instability, including the wars in Ukraine and the Middle East; financial stress on borrowers (consumers and businesses) as a result of higher rates or an uncertain economic environment; the general condition of, and changes in, the Alaska economy; our ability to maintain or expand our market share or net interest margin; the sufficiency of our provision for credit losses and the accuracy of the assumptions or estimates used in preparing our financial statements, including those related to current expected credit losses accounting guidance; our ability to maintain asset quality; our ability to implement our marketing and growth strategies; our ability to identify and address cyber-security risks, including security breaches, “denial of service attacks,” “hacking,” and identity theft; disease, outbreaks, such as the COVID-19 pandemic, or similar health threats and measures implemented to combat them; and our ability to execute our business plan. Further, actual results may be affected by competition on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and from time to time are disclosed in our other filings with the Securities and Exchange Commission. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

www.sba.gov/ak

https://www.bea.gov/

http://almis.labor.state.ak.us/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

www.mba.org

https://www.alaskarealestate.com/MLSMember/RealEstateStatistics.aspx

https://www.capitaliq.spglobal.com/web/client?auth=inherit&overridecdc=1&#markets/indexFinancials

Northrim BanCorp Earns $6.6 Million, or $1.19 per Diluted Share in 4Q23
January 25, 2024
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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Year-to-date
(Unaudited)	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Interest Income:
Interest and fees on loans	$29,508	$29,097	$22,580	$108,612	$82,785
Interest on investments	4,677	4,727	4,380	18,695	11,878
Interest on deposits in banks	1,743	584	2,758	4,644	5,665
Total interest income	35,928	34,408	29,718	131,951	100,328
Interest Expense:
Interest expense on deposits	8,676	7,138	2,247	26,511	4,485
Interest expense on borrowings	520	920	184	2,184	728
Total interest expense	9,196	8,058	2,431	28,695	5,213
Net interest income	26,732	26,350	27,287	103,256	95,115

Provision (benefit) for credit losses	885	1,190	1,886	3,842	1,846
Net interest income after provision (benefit) for
loan losses	25,847	25,160	25,401	99,414	93,269

Other Operating Income:
Mortgage banking income	2,437	4,405	2,956	12,763	21,572
Purchased receivable income	1,307	1,180	473	4,482	2,002
Bankcard fees	946	1,022	974	3,862	3,697
Unrealized gain (loss) on marketable equity securities	565	12	81	120	(1,119)
Service charges on deposit accounts	532	550	403	2,044	1,611
Commercial servicing revenue	203	87	1,186	554	1,628
Keyman insurance proceeds	—	—	—	—	2,002
Other income	495	746	702	2,550	2,684
Total other operating income	6,485	8,002	6,775	26,375	34,077

Other Operating Expense:
Salaries and other personnel expense	15,417	15,657	14,155	61,741	58,172
Data processing expense	2,500	2,589	2,309	9,821	8,926
Occupancy expense	1,783	1,857	1,731	7,394	6,915
Marketing expense	933	499	984	2,929	2,747
Professional and outside services	802	803	669	3,128	2,993
Insurance expense	675	640	427	2,519	2,054
Intangible asset amortization expense	6	4	6	17	25
OREO expense, net rental income and gains on sale	(28)	(784)	384	(794)	500
Other operating expense	1,905	1,631	1,561	7,426	6,520
Total other operating expense	23,993	22,896	22,226	94,181	88,852

Income before provision for income taxes	8,339	10,266	9,950	31,608	38,494
Provision for income taxes	1,726	1,892	1,355	6,214	7,753
Net income	$6,613	$8,374	$8,595	$25,394	$30,741

Basic EPS	$1.19	$1.50	$1.51	$4.53	$5.33
Diluted EPS	$1.19	$1.48	$1.48	$4.49	$5.27
Weighted average common shares outstanding, basic	5,513,041	5,569,238	5,690,354	5,601,471	5,765,088
Weighted average shares outstanding, diluted	5,578,491	5,624,906	5,769,415	5,661,460	5,829,412

Northrim BanCorp Earns $6.6 Million, or $1.19 per Diluted Share in 4Q23
January 25, 2024
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Balance Sheet
(Dollars in thousands)
(Unaudited)	December 31,	September 30,	December 31,
	2023	2023	2022

Assets:
Cash and due from banks	$27,457	$31,276	$27,747
Interest bearing deposits in other banks	91,073	79,952	231,603
Investment securities available for sale, at fair value	637,936	652,150	677,029
Investment securities held to maturity	36,750	36,750	36,750
Marketable equity securities, at fair value	13,153	10,615	10,740
Investment in Federal Home Loan Bank stock	2,980	6,334	3,816
Loans held for sale	31,974	63,151	27,538
Portfolio loans	1,789,497	1,720,091	1,501,785
Allowance for credit losses, loans	(17,270)	(16,491)	(13,838)
Net portfolio loans	1,772,227	1,703,600	1,487,947
Purchased receivables, net	36,842	34,578	19,994
Mortgage servicing rights, at fair value	19,564	19,396	18,635
Other real estate owned, net	—	150	—
Premises and equipment, net	40,693	40,920	37,821
Operating lease right-of-use assets	9,092	9,673	9,868
Goodwill and intangible assets	15,967	15,973	15,984
Other assets	71,789	85,671	68,846
Total assets	$2,807,497	$2,790,189	$2,674,318

Liabilities:
Demand deposits	$749,683	$764,647	$797,434
Interest-bearing demand	927,291	875,814	767,686
Savings deposits	255,338	265,799	320,917
Money market deposits	221,492	230,814	308,317
Time deposits	331,251	290,856	192,857
Total deposits	2,485,055	2,427,930	2,387,211
Other borrowings	13,675	63,781	14,095
Junior subordinated debentures	10,310	10,310	10,310
Operating lease liabilities	9,092	9,673	9,865
Other liabilities	54,647	53,236	34,208
Total liabilities	2,572,779	2,564,930	2,455,689

Shareholders' Equity:
Total shareholders' equity	234,718	225,259	218,629
Total liabilities and shareholders' equity	$2,807,497	$2,790,189	$2,674,318

Northrim BanCorp Earns $6.6 Million, or $1.19 per Diluted Share in 4Q23
January 25, 2024
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Loans
	December 31, 2023		September 30, 2023		June 30, 2023		March 31, 2023		December 31, 2022
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$676,751	38%	$674,435	39%	$666,949	40%	$608,499	39%	$600,292	41%
SBA Paycheck Protection Program loans	2,875	—%	3,287	—%	3,723	—%	4,375	—%	7,331	—%
CRE owner occupied loans	267,264	15%	259,010	15%	274,716	16%	254,911	17%	255,470	17%
CRE nonowner occupied loans	465,358	26%	460,878	27%	432,679	27%	432,679	28%	438,680	29%
Construction loans	161,868	9%	135,706	8%	115,522	7%	119,641	8%	125,739	8%
Consumer loans	223,937	12%	195,061	11%	173,584	10%	123,707	8%	82,883	5%
Subtotal	1,798,053		1,728,377		1,667,173		1,543,812		1,510,395
Unearned loan fees, net	(8,556)		(8,286)		(7,934)		(8,625)		(8,610)
Total portfolio loans	$1,789,497		$1,720,091		$1,659,239		$1,535,187		$1,501,785

Composition of Deposits
	December 31, 2023		September 30, 2023		June 30, 2023		March 31, 2023		December 31, 2022
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$749,683	31%	$764,647	31%	$711,390	31%	$767,772	34%	$797,434	34%
Interest-bearing demand	927,291	37%	875,814	36%	795,128	35%	717,910	31%	767,686	32%
Savings deposits	255,338	10%	265,799	11%	275,602	12%	292,857	13%	320,917	13%
Money market deposits	221,492	9%	230,814	10%	232,698	10%	262,478	11%	308,317	13%
Time deposits	331,251	13%	290,856	12%	287,493	12%	255,256	11%	192,857	8%
Total deposits	$2,485,055		$2,427,930		$2,302,311		$2,296,273		$2,387,211

Northrim BanCorp Earns $6.6 Million, or $1.19 per Diluted Share in 4Q23
January 25, 2024
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	December 31,	September 30,	December 31,
	2023	2023	2022
Nonaccrual loans	$6,069	$6,492	$7,076
Loans 90 days past due and accruing	—	28	—
Total nonperforming loans	6,069	6,520	7,076
Nonperforming loans guaranteed by government	(1,067)	(1,455)	(646)
Net nonperforming loans	5,002	5,065	6,430
Other real estate owned	—	150	—
Nonperforming purchased receivables	808	—	—
Net nonperforming assets	$5,810	$5,215	$6,430
Nonperforming loans, net of government guarantees / portfolio loans	0.28%	0.29%	0.43%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	0.30%	0.31%	0.46%
Nonperforming assets, net of government guarantees / total assets	0.21%	0.19%	0.24%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	0.21%	0.19%	0.25%

Adversely classified loans, net of government guarantees	$7,057	$7,250	$7,581
Special mention loans, net of government guarantees	$6,580	$5,457	$4,760
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.03%	—%	0.01%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	0.03%	—%	0.01%

Allowance for credit losses / portfolio loans	0.97%	0.96%	0.92%
Allowance for credit losses / portfolio loans, net of government guarantees	1.02%	1.02%	0.99%
Allowance for credit losses / nonperforming loans, net of government
guarantees	345%	326%	215%

Gross loan charge-offs for the quarter	$281	$91	$—
Gross loan recoveries for the quarter	($185)	($187)	($87)
Net loan (recoveries) charge-offs for the quarter	$96	($96)	($87)
Net loan (recoveries) charge-offs year-to-date	($38)	($134)	($1,127)
Net loan (recoveries) charge-offs for the quarter / average loans, for the quarter	0.01%	(0.01)%	(0.01)%
Net loan (recoveries) charge-offs year-to-date / average loans,
year-to-date annualized	—%	(0.01)%	(0.08)%

Northrim BanCorp Earns $6.6 Million, or $1.19 per Diluted Share in 4Q23
January 25, 2024
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
				Writedowns	Transfers to	Transfers to
	Balance at September 30, 2023	Additions this quarter	Payments this quarter	/Charge-offs this quarter	OREO/ REPO	Performing Status this quarter	Sales this quarter	Balance at December 31, 2023
Commercial loans	$4,792	$426	($837)	($197)	$—	$—	$—	$4,184
Commercial real estate	1,482	—	(34)	—	—	—	—	1,448
Construction loans	109	—	—	—	—	—	—	109
Consumer loans	137	308	(33)	(84)	—	—	—	328
Non-performing loans guaranteed by government	(1,455)	(111)	499	—	—	—	—	(1,067)
Total non-performing loans	5,065	623	(405)	(281)	—	—	—	5,002
Other real estate owned	150	—	—	—	—	—	(150)	—
Nonperforming purchased
receivables	—	808	—	—	—	—	—	808
Total non-performing assets,
net of government guarantees	$5,215	$1,431	($405)	($281)	$—	$—	($150)	$5,810

The following table details loan charge-offs, by industry:

Loan Charge-offs by Industry
	Three Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Charge-offs:
Geophysical surveying and mapping services	$197	$—	$—	$—	$—
Offices of physicians	—	91	—	—	—
Residential intellectual & developmental disability facility	—	—	49	—	—
Consumer	84	—	—	14	—
Total charge-offs	$281	$91	$49	$14	$—

Northrim BanCorp Earns $6.6 Million, or $1.19 per Diluted Share in 4Q23
January 25, 2024
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	December 31, 2023		September 30, 2023		December 31, 2022
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$126,174	5.40%	$42,273	5.39%	$294,267	3.67%
Portfolio investments	690,659	2.48%	715,767	2.43%	712,842	2.30%
Loans held for sale	45,732	6.55%	62,350	6.34%	40,186	5.52%
Portfolio loans	1,749,732	6.55%	1,695,736	6.61%	1,466,567	5.98%
Total interest-earning assets	2,612,297	5.51%	2,516,126	5.48%	2,513,862	4.74%
Nonearning assets	214,934		205,770		182,884
Total assets	$2,827,231		$2,721,896		$2,696,746

Liabilities and Shareholders' Equity
Interest-bearing deposits	$1,724,409	2.00%	$1,619,478	1.75%	$1,579,845	0.56%
Borrowings	47,964	4.25%	76,681	4.73%	24,470	2.92%
Total interest-bearing liabilities	1,772,373	2.06%	1,696,159	1.88%	1,604,315	0.60%

Noninterest-bearing demand deposits	760,566		747,147		831,841
Other liabilities	63,321		52,078		43,500
Shareholders' equity	230,971		226,512		217,090
Total liabilities and shareholders' equity	$2,827,231		$2,721,896		$2,696,746
Net spread		3.45%		3.60%		4.14%
NIM		4.06%		4.15%		4.31%
NIMTE*		4.12%		4.21%		4.36%
Cost of funds		1.44%		1.31%		0.40%
Average portfolio loans to average
interest-earning assets	66.98%		67.39%		58.34%
Average portfolio loans to average total deposits	70.41%		71.65%		60.81%
Average non-interest deposits to average
total deposits	30.61%		31.57%		34.49%
Average interest-earning assets to average
interest-bearing liabilities	147.39%		148.34%		156.69%

The components of the change in NIMTE* are detailed in the table below:

	4Q23 vs. 3Q23	4Q23 vs. 4Q22
Nonaccrual interest adjustments	(0.01)%	(0.02)%
Impact of SBA Paycheck Protection Program loans	—%	(0.01)%
Interest rates and loan fees	(0.17)%	(0.41)%
Volume and mix of interest-earning assets and liabilities	0.09%	0.20%
Change in NIMTE*	(0.09)%	(0.24)%

Northrim BanCorp Earns $6.6 Million, or $1.19 per Diluted Share in 4Q23
January 25, 2024
19 of 23

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	December 31, 2023		December 31, 2022
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$91,161	5.02%	$383,939	1.46%
Portfolio investments	715,367	2.43%	618,782	1.84%
Loans held for sale	41,769	6.19%	51,537	4.34%
Portfolio loans	1,643,943	6.49%	1,415,125	5.71%
Total interest-earning assets	2,492,240	5.36%	2,469,383	4.10%
Nonearning assets	198,107		171,625
Total assets	$2,690,347		$2,641,008

Liabilities and Shareholders' Equity
Interest-bearing deposits	$1,614,386	1.64%	$1,534,334	0.29%
Borrowings	51,038	4.24%	24,623	2.92%
Total interest-bearing liabilities	1,665,424	1.72%	1,558,957	0.33%

Noninterest-bearing demand deposits	749,859		820,547
Other liabilities	47,820		36,731
Shareholders' equity	227,244		224,773
Total liabilities and shareholders' equity	$2,690,347		$2,641,008
Net spread		3.64%		3.77%
NIM		4.14%		3.85%
NIMTE*		4.21%		3.89%
Cost of funds		1.19%		0.22%
Average portfolio loans to average interest-earning assets	65.96%		57.31%
Average portfolio loans to average total deposits	69.53%		60.09%
Average non-interest deposits to average total deposits	31.72%		34.84%
Average interest-earning assets to average interest-bearing liabilities	149.65%		158.40%

The components of the change in NIMTE* are detailed in the table below:

YTD23 vs.YTD22
Nonaccrual interest adjustments	(0.06)%
Impact of SBA Paycheck Protection Program loans	(0.12)%
Interest rates and loan fees	0.38%
Volume and mix of interest-earning assets and liabilities	0.12%
Change in NIMTE*	0.32%

Northrim BanCorp Earns $6.6 Million, or $1.19 per Diluted Share in 4Q23
January 25, 2024
20 of 23

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	December 31, 2023	September 30, 2023	December 31, 2022
Book value per share	$42.57	$40.60	$38.35
Tangible book value per share*	$39.68	$37.72	$35.55
Total shareholders' equity/Total assets	8.36%	8.07%	8.18%
Tangible common equity/Tangible assets*	7.84%	7.54%	7.62%
Tier 1 capital / Risk adjusted assets	11.43%	11.67%	12.81%
Total capital / Risk adjusted assets	12.35%	12.58%	13.64%
Tier 1 capital / Average assets	8.72%	9.02%	9.01%
Common shares outstanding	5,513,459	5,548,436	5,700,728
Unrealized gain on AFS debt securities, net of income taxes	($17,415)	($26,526)	($30,121)
Unrealized (loss) on derivatives and hedging activities, net of income taxes	$978	$1,485	$1,040

Profitability Ratios
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
For the quarter:
NIM	4.06%	4.15%	4.14%	4.22%	4.31%
NIMTE*	4.12%	4.21%	4.21%	4.30%	4.36%
Efficiency ratio	72.21%	66.64%	74.03%	78.51%	65.23%
Return on average assets	0.93%	1.22%	0.85%	0.76%	1.26%
Return on average equity	11.36%	14.67%	9.85%	8.73%	15.71%

	December 31, 2023	December 31, 2022
Year-to-date:
NIM	4.14%	3.85%
NIMTE*	4.21%	3.89%
Efficiency ratio	72.64%	68.76%
Return on average assets	0.94%	1.16%
Return on average equity	11.17%	13.68%

Northrim BanCorp Earns $6.6 Million, or $1.19 per Diluted Share in 4Q23
January 25, 2024
21 of 23

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis ("NIMTE") is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2023 and 2022. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Net interest income	$26,732	$26,350	$25,142	$25,032	$27,287
Divided by average interest-bearing assets	2,612,297	2,516,126	2,434,611	2,403,570	2,513,862
Net interest margin ("NIM")[2]	4.06%	4.15%	4.14%	4.22%	4.31%

Net interest income	$26,732	$26,350	$25,142	$25,032	$27,287
Plus: reduction in tax expense related to
tax-exempt interest income	374	373	400	429	325
	$27,106	$26,723	$25,542	$25,461	$27,612
Divided by average interest-bearing assets	2,612,297	2,516,126	2,434,611	2,403,570	2,513,862
NIMTE[2]	4.12%	4.21%	4.21%	4.30%	4.36%

	Year-to-date
	December 31, 2023	December 31, 2022
Net interest income	$103,256	$95,115
Divided by average interest-bearing assets	2,492,240	2,469,383
Net interest margin ("NIM")[3]	4.14%	3.85%

Net interest income	$103,256	$95,115
Plus: reduction in tax expense related to
tax-exempt interest income	1,576	939
	$104,832	$96,054
Divided by average interest-bearing assets	2,492,240	2,469,383
NIMTE[3]	4.21%	3.89%

2Calculated using actual days in the quarter divided by 365 for the quarter ended in 2023 and 2022.

3Calculated using actual days in the year divided by 365 for year-to-date period in 2023 and 2022.

Northrim BanCorp Earns $6.6 Million, or $1.19 per Diluted Share in 4Q23
January 25, 2024
22 of 23

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by common shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share.

	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

Total shareholders' equity	$234,718	$225,259	$221,336	$224,425	$218,629
Divided by common shares outstanding	5,513	5,548	5,611	5,673	5,701
Book value per share	$42.57	$40.60	$39.45	$39.56	$38.35

	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

Total shareholders' equity	$234,718	$225,259	$221,336	$224,425	$218,629
Less: goodwill and intangible assets	15,967	15,973	15,977	15,980	15,984
	$218,751	$209,286	$205,359	$208,445	$202,645
Divided by common shares outstanding	5,513	5,548	5,611	5,673	5,701
Tangible book value per share	$39.68	$37.72	$36.60	$36.74	$35.55

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders' equity to total assets.

Northrim BanCorp, Inc.	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

Total shareholders' equity	$234,718	$225,259	$221,336	$224,425	$218,629
Total assets	2,807,497	2,790,189	2,638,207	2,580,037	2,674,318
Total shareholders' equity to total assets	8.36%	8.07%	8.39%	8.70%	8.18%

Northrim BanCorp, Inc.	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Total shareholders' equity	$234,718	$225,259	$221,336	$224,425	$218,629
Less: goodwill and other intangible assets, net	15,967	15,973	15,977	15,980	15,984
Tangible common shareholders' equity	$218,751	$209,286	$205,359	$208,445	$202,645

Total assets	$2,807,497	$2,790,189	$2,638,207	$2,580,037	$2,674,318
Less: goodwill and other intangible assets, net	15,967	15,973	15,977	15,980	15,984
Tangible assets	$2,791,530	$2,774,216	$2,622,230	$2,564,057	$2,658,334
Tangible common equity ratio	7.84%	7.54%	7.83%	8.13%	7.62%

Tangible Common Equity to Tangible Assets, excluding the unrealized losses on the available for sales securities portfolio

Tangible common equity to tangible assets, excluding the unrealized losses on the available for sales securities portfolio, is a non-GAAP ratio that represents total equity less goodwill and intangible assets and the unrealized gain (loss) on available for sale securities, net of income taxes divided by total assets less goodwill and intangible assets and the unrealized gain (loss) on available for sale securities, net of income taxes. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders' equity to total assets.

Northrim BanCorp Earns $6.6 Million, or $1.19 per Diluted Share in 4Q23
January 25, 2024
23 of 23

Northrim BanCorp, Inc.	December 31, 2023	September 30, 2023	December 31, 2022

Total shareholders' equity	$234,718	$225,259	$218,629
Total assets	2,807,497	2,790,189	2,672,041
Total shareholders' equity to total assets	8.36%	8.07%	8.18%

Northrim BanCorp, Inc.	December 31, 2023	September 30, 2023	December 31, 2022

Total shareholders' equity	$234,718	$225,259	$218,629
Less: goodwill and other intangible assets, net	15,967	15,973	15,984
Less: unrealized (loss) on available for sale securities, net of income taxes	(17,415)	(26,526)	(30,121)
Tangible common shareholders' equity, excluding unrealized losses on available for sale securities	$236,166	$235,812	$232,766

Total assets	$2,807,497	$2,790,189	$2,672,041
Less: goodwill and other intangible assets, net	15,967	15,973	15,984
Less: unrealized (loss) on available for sale securities, net of income taxes	(17,415)	(26,526)	(30,121)
Tangible assets, excluding unrealized losses on available for sale securities	$2,808,945	$2,800,742	$2,686,178
Tangible common equity ratio, excluding unrealized losses on available for sale securities	8.41%	8.42%	8.67%

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Note Transmitted on GlobeNewswire on January 25, 2024, at 12:15 pm Alaska Standard Time.